Exhibit 99.3

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and effective as of August 29, 2003 by and among RevCare, Inc., a Nevada corporation (the “RevCare”), and  Orange County Professional Services, Inc., a California corporation (“OCPS”), on the one hand, and Hospital Employee Labor Pool, a California corporation (“HELP”) and Russell Mohrmann, an individual, and Suzette Mohrmann, an individual (the “Mohrmanns”), on the other hand, with reference to the following facts:

A.            Concurrently herewith, RevCare, OCPS and HELP entered into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which, among other things, the administrative and back office temporary staffing business owned and operated by OCPS (the “Business”) was transferred to HELP.  Terms with initial letters capitalized and not otherwise defined herein shall have their respective meanings as set forth in the Exchange Agreement.

B.            As an essential component of the consideration under the Exchange Agreement, RevCare and OCPS are required to grant a covenant not to compete in favor of HELP and the Mohrmanns with respect to the Business.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein and in the Exchange Agreement, the parties hereto agree as follows:

1.             Grant of Covenant.  RevCare and OCPS shall not, jointly or individually, whether for their own account or on account of others:

1.1           Carry on directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder (except that a less than one percent (1%) passive ownership interest in a public corporation shall be permitted), officer, director, agent, employee, consultant, trustee, affiliate or otherwise), any business which in the good faith determination of HELP or the Mohrmanns is, or as a result of the engagement or participation of RevCare or OCPS would become, competitive with, or adverse to, the Business, as well as the normal evolutions thereof consistent with developments in the administrative and back office temporary staffing industry within the states of Arizona, California, Hawaii and Nevada (collectively, the “Restricted Area”) (the foregoing, in the aggregate and with respect to any portion thereof, shall herein be referred to as the “Protected Businesses”);

1.2           Permit their names or any derivation thereof to be used by or in connection with any business competitive in any respect with the Protected Businesses, whether by way of advertising, solicitation, promotion or otherwise;

1.3           Solicit or divert, or attempt to call on, solicit or divert, any customer of the Protected Businesses or HELP with whom either of them became acquainted during their involvement with the Protected Businesses for the purposes of providing services which are competitive with the Protected Businesses, either for themselves or for any other person, firm or corporation or in any way interfere with the relationship between HELP and any customer thereof; provided that nothing herein shall restrict RevCare or OCPS from soliciting customers of HELP or the Mohrmanns for services in any business other than a Protected Business;

1.4           Induce or attempt to induce any person who is an employee, agent or consultant of the Protected Businesses or HELP to leave the employ of the Protected Businesses or HELP or in any way interfere with the relationship between HELP and any employee thereof.

2.             Scope of Covenant.  The covenant granted in Section 1 shall remain in effect for a period of two (2) years from the date hereof (the “Covenant Term”), and shall preclude RevCare and OCPS from carrying on any activity described in Section 1, including the normal evolution thereof, anywhere within the Restricted Area.  Nothing shall preclude RevCare or OCPS from continuing activity in any location which, when commenced, is not violative of this Agreement but which would otherwise be prohibited hereby through a later commencement of activity by HELP or its successors or assigns in such location.  RevCare and OCPS agree that the restrictions contained herein are reasonable and that they have had an opportunity to review the provisions of this Agreement with their respective counsel.  The covenant shall terminate (i) upon the expiration of the Covenant Term; (ii) if and to the extent that the Protected Businesses shall be abandoned without sale or transfer to a successor or assign; or (iii) upon the mutual written agreement of HELP, the Mohrmanns, RevCare and OCPS.

3.             Remedies.  RevCare and OCPS (i) acknowledge that this Agreement is an integral part of, and a condition to the obligations of HELP and the Mohrmanns under, the Exchange Agreement, (ii) acknowledge that a breach of the covenant contained herein will result in irreparable and continuing damage to HELP, the Mohrmanns and the Protected Businesses for which there will be no adequate remedy at law, and (iii) agree that in the event of any breach of the covenant, HELP, the Mohrmanns and their successors and assigns shall be entitled to injunctive relief, in addition to any other and further relief as may be proper.

4.             Severability.  Should any one or more of the provisions of this Agreement be determined to be unlawful or unenforceable in any relevant jurisdiction, then such unlawful or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be unlawful or unenforceable and shall not be affected thereby; provided, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of unlawfulness or unenforceability is made.

5.             Modification.  This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing signed by the parties hereto.

6.             Successors and Assigns.  The benefits of this Agreement running to HELP may be assigned without the consent of RevCare and OCPS by HELP in HELP’s sole discretion only to a lender, financing source, parent, subsidiary, or affiliate of HELP, or to any transferee of substantially all of the Business, as such business may have evolved as of the date of such transfer and in such event shall be fully binding on and enforceable against RevCare, OCPS and such successor(s) and assign(s).

7.             Entire Agreement.  This Agreement, the Exchange Agreement and the exhibits and schedules attached to the Exchange Agreement represent the entire agreement of the parties relating to the subject matter hereof and thereof.  All prior or contemporaneous agreements, understandings, representations and statements, either oral or written, are merged herein and therein.

8.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement as of the date first above written.

REVCARE, INC.,
a Nevada corporation

By:	/s/ Manuel Occiano
Name:	Manuel Occiano
Title:	President

ORANGE COUNTY PROFESSIONAL SERVICES, INC.,
a California corporation

By:	/s/ Manuel Occiano
Name:	Manuel Occiano
Title:	President

HOSPITAL EMPLOYEE LABOR POOL,
a California corporation

By:	/s/ Russell Mohrmann
Name:	Russell Mohrmann
Title:	President

/s/ Russell Mohrmann
Russell Mohrmann

/s/ Suzette Mohrmann
Suzette Mohrmann